Exhibit 99.1

       DECORATOR INDUSTRIES, INC. TO RESTATE FISCAL 2004 FINANCIAL RESULTS

     PEMBROKE PINES, Fla., March 29 /PRNewswire-FirstCall/ -- Decorator Industries, Inc. (Amex: DII) announced today that it will be restating its net income for fiscal year 2004 following a review by the Securities and Exchange Commission (SEC) of the Company's accounting for the acquisition of Fleetwood Enterprises' Drapery operation.

     Mr. Bassett, Chairman, stated:

     "We had capitalized certain excess costs incurred during the period that we were redistributing the production from the acquired facility in Douglas, Georgia to our other plants. These excess costs were being amortized over the initial term of that agreement. It is the SEC's view that these costs should be expensed as incurred in order to conform with GAAP (Generally Accepted Accounting Principles).

     "The expensing of these costs in the first year of the supply agreement will result in the lowering of our net income by $311,524 or 11 cents per diluted share for fiscal 2004. This will also mean that the amortization costs will be reduced over the remaining five years of the initial term of the purchase agreement, benefiting that five-year period by the same amount as the restatement.

     "In summary, net income for fiscal 2004, which has previously been reported as $1,706,222 or 58 cents per diluted share, will be restated to $1,394,698 or 47 cents per diluted share. The Company's 10-K, which will be filed on April 1, will reflect these changes, including the restated quarterly results."

     Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

     Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows, cushions and trailer tents. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality market.

SOURCE  Decorator Industries, Inc.

     /CONTACT:   William Bassett, Chairman, Decorator Industries, Inc.,
+1-954-436-8909/